EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Peribit Networks, Inc. 2000 Equity Incentive Plan of our reports dated March 1, 2005, with respect to the consolidated financial statements and schedule of Juniper Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Juniper Networks, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Juniper Networks, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California
June 30, 2005